Exhibit 99.1

Schick Technologies Reports Fiscal 2006 Third Quarter Results

Net Revenues Increase 31%

Net Income Up 37%

LONG ISLAND CITY, N.Y., February 2, 2006 -- Schick Technologies, Inc. (NASDAQ: SCHK) today reported its financial results for the third fiscal quarter ended December 31, 2005.

Revenues for the quarter increased 31%, to $22.1 million, compared to $16.8 million for the same period last year.

Income from operations increased 28%, to $9.3 million, compared to $7.3 million in the same period last year.

Net income for the quarter increased 37%, to $6.0 million, or $0.33 per diluted share, compared to net income of $4.4 million, or $0.25 per diluted share, for the same period of the prior year.

At December 31, 2005, the Company had $49.0 million in cash, cash equivalents and short-term investments and $60.2 million in working capital, as compared to $39.7 million in cash and cash equivalents and $47.1 million in working capital at March 31, 2005.

Jeffrey T. Slovin, President and Chief Executive Officer, commented, “We had another strong quarter, with dental product revenues up 34%, building further on the momentum we have achieved during the current fiscal year. Once again, our sales growth highlights the continued adoption of our technology both in the U.S. and internationally.”

Commenting on the previously announced merger agreement with Sirona, Mr. Slovin added, “Our proposed combination with one of the world’s premier dental companies is progressing as planned and will be presented for approval at a Special Meeting of Stockholders. The Company will be distributing a proxy statement in connection with that meeting and expects to file a preliminary version of that document with the Securities and Exchange Commission during February. We currently expect that the Special Meeting of Stockholders will take place in the first half of calendar 2006 and we anticipate the merger to close during that time.”

Net revenues for the nine months ended December 31, 2005 were $51.9 million, an increase of $13.3 million, or 35%, compared to $38.6 million in the same period last year.

For the nine months, income from operations increased $4.3 million, or 31%, up to $18.5 million compared to $14.2 million for the same period of the prior year.

Net income for the nine months ended December 31, 2005 was $12.0 million, or $0.67 per diluted share, compared to net income of $8.7 million, or $0.50 per diluted share, for the same period last year.

Schick Technologies, Inc. Conference Call Information:

Schick Technologies, Inc. will hold its quarterly conference call on Thursday, February 2, 2006 at 9:00 a.m. ET. To access the call, please dial 866-356-4279 (domestic) or +1 617-597-5394 (international), and enter passcode #69868924. This conference call will be broadcast live on the Internet at www.schicktech.com, www.fulldisclosure.com and www.streetevents.com. An audio digital replay of the call will be available as of two hours after the call on February 2, 2006, at approximately 12:00 p.m. ET until February 9, 2006, by dialing 888-286-8010 (domestic) or +1-617-801-6888 (international) and using confirmation code 15948972. A web archive will be available for 30 days at www.fulldisclosure.com and www.streetevents.com The Company’s earnings release, which is expected to be issued on February 2, 2006, and any other financial and statistical information disclosed by the Registrant during the conference call will be available in the “Investors” section of Registrant’s web site at www.schicktech.com.

About Schick Technologies, Inc.

Schick Technologies, Inc., an ISO 9001 certified company, designs, develops, and manufactures innovative digital radiographic imaging systems and devices for the dental and medical markets. The Company’s products, which are based on proprietary digital imaging technologies, create instant high- resolution radiographs and offer significant advantages over conventional x- ray devices.

The Company’s beliefs as to any information in this announcement which is not historical, constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The matters discussed in this news release are subject to various factors which could cause actual events and results to differ materially from such statements. Such factors include uncertainties as to the future sales volume of Schick Technologies’ products, the closing of the Company’s merger with Sirona Dental Systems, the Company’s dependence on an exclusive North American distributor, the possibility of changing economic, market and competitive conditions, dependence on products, dependence on key personnel, technological developments, intense competition, market uncertainties, dependence on distributors, ability to manage growth, dependence on key suppliers, fluctuation in results, seasonality and other risks and uncertainties including those detailed in the Company’s filings with the Securities and Exchange Commission.

In connection with the proposed transaction, a proxy statement will be filed with the SEC by Schick. Shareholders of Schick are urged to read the proxy statement and any other relevant documents filed with the SEC because it will contain important information about Sirona, Schick and the proposed transaction. The final proxy statement will be mailed to shareholders of Schick. Investors will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by Schick will be available free of charge from Schick Technologies, Inc., Attn: Legal Department, 30-00 47th Avenue, Long Island City, New York, 11101, Tel: (718) 937-5765.

Schick Technologies, Inc. and its directors and executive officers and other members of its management and employees, may be deemed to be participants in the solicitation of proxies from shareholders of Schick in connection with the proposed transaction. Information about the directors and executive officers of Schick and their ownership of Schick stock is set forth in Schick’s Annual Report on Form 10-K for the year ended March 31, 2005.

Contact: Kevin McGrath, Cameron Associates, 212-245-4577

Kevin@cameronassoc.com

Schick Technologies, Inc. and Subsidiary

Consolidated Statements of Income (unaudited)

(In thousands, except share and per share amounts)

	Three months ended December 31,		Nine months ended December 31,
	2005	2004	2005	2004
Revenue, net	$ 22,105	$ 16,813	$ 51,899	$ 38,564

Total cost of sales	6,426	4,144	15,586	10,325
Gross profit	15,679	12,669	36,313	28,239

Operating expenses:
Selling and marketing	2,360	2,235	7,028	5,222
General and administrative	1,862	1,723	5,192	4,992
Research and development	1,204	1,456	3,563	3,873
Acquisition and merger related expenses	285	—	1,392	—
Termination of consulting agreement	650	—	650	—
	6,361	5,414	17,825	14,087
Total operating costs

Income from operations	9,318	7,255	18,488	14,152
Other income (expense)
Interest income	313	111	888	288
Other income	30	—	29	—
Total other income	343	111	917	288

Income before income taxes	9,661	7,366	19,405	14,440

Provision for income taxes	3,651	2,968	7,360	5,757

Net income	$ 6,010	$ 4,398	$ 12,045	$ 8,683

Basic earnings per share	$ 0.37	$ 0.28	$ 0.75	$ 0.57
Diluted earnings per share	$ 0.33	$ 0.25	$ 0.67	$ 0.50
Weighted average common shares (basic)	16,174,611	15,440,891	16,088,995	15,189,316
Weighted average common shares (diluted)	18,027,735	17,359,203	17,857,607	17,212,293

Schick Technologies, Inc. and Subsidiary

Consolidated Balance Sheets

(In thousands, except share amounts)

	December 31,	March 31,
	2005
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$ 13,902	$ 39,725
Short-term investments	35,100	—
Accounts receivable, net of allowance for doubtful accounts of $57	15,221	5,663
Inventories	5,160	3,545
Prepayments and other current assets	765	780
Deferred income taxes	4,329	5,681
Total current assets	74,477	55,394
Equipment, net	1,279	1,317
Goodwill, net	266	266
Deferred income taxes	365	270
Other assets	813	287
Total assets	$ 77,200	$ 57,534
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$2,518	$ 1,903
Accrued salaries and commissions	2,171	1,590
Income taxes payable	1,726	—
Deposits from customers	38	30
Warranty obligations	660	446
Deferred revenue	7,196	4,316
Total current liabilities	14,309	8,285
Commitments and contingencies	—	—
Stockholders’ equity
Preferred stock ($0.01 par value; 2,500,000 shares authorized; none issued and outstanding)	—	—
Common stock ($0.01 par value; 50,000,000 shares authorized; 16,202,405 and 16,034,230 shares issued and outstanding, respectively)	162	160
Additional paid-in capital	48,360	46,765
Retained earnings	14,369	2,324
Total stockholders’ equity	62,891	49,249
Total liabilities and stockholders’ equity	$ 77,200	$ 57,534